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                                                                    Exhibit 12.1





GAYLORD ENTERTAINMENT COMPANY
OTHER FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES



                                                 1999          2000          2001          2002         2003
                                             ------------------------------------------------------------------
Fixed Charges:
INTEREST EXPENSED AND CAPITALIZED:
  Interest expense net of capitalization         16,101         30,307        39,365       46,960       52,804
  Capitalized interest                              472          6,775        18,781        6,825       14,811
    Total interest expensed and
    capitalized (includes amortization
    of deferred financing costs)                 16,573         37,082        58,146       53,785       67,615

  Rent Expense                                    5,460          2,600         2,700       13,100       13,595
    % Rent assumed Interest                       90.57%         90.57%        90.57%       90.57%       90.57%
                                             ------------------------------------------------------------------
       Interest component of rent                 4,945          2,355         2,445       11,865       12,313

                                             ------------------------------------------------------------------
TOTAL FIXED CHARGES                              21,518         39,437        60,591       65,650       79,928
                                             ------------------------------------------------------------------

EARNINGS:
Add:
Pre-tax income                                  581,765       (160,787)      (19,307)      13,277      (58,214)
Fixed Charges                                    21,518         39,437        60,591       65,650       79,928
Amortization of Capitalized Interest                269            269           269        1,264        1,264
Less:
Interest capitalized                               (472)        (6,775)      (18,781)      (6,825)     (14,811)

                                             ------------------------------------------------------------------
TOTAL EARNINGS                                  603,080       (127,856)       22,772       73,366        8,167
                                             ------------------------------------------------------------------

Earnings to Fixed Charges                         28.03          (3.24)         0.38         1.12         0.10

RATIO DISCLOSED                                   28.03             --            --         1.12           --

For the years 2000, 2001, 2003, earnings were insufficent to cover fixed charges.

The amount of earnings needed to cover fixed charges were $167.3 million, $37.8 million, and $71.8 million respectively.